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                                                             EXHIBIT 99.B22E(11)

September 15, 2005

Lynn L. Anderson
President and Chairman of the Board
SSgA Funds
909 A Street
Tacoma, WA 98408

RE:  SSgA Funds Distribution Fee Waiver

Dear Lynn:

State Street Global Markets LLC ("SSGM"), as distributor to The SSgA Funds (the "Funds"), agrees to waive up to .70 of 1% (70 basis points) of the Rule 12b-1 and distribution fee for the Class R Shares of the following Funds on an annual basis until December 31, 2006:

      SSgA FUND NAME
      Aggressive Equity Class R
      Bond Market Class R
      Core Opportunities Class R
      International Stock Selection Class R
      Small Cap Class R
      Life Solutions Balanced Class R
      Life Solutions Growth Class R
      Life Solutions Income and Growth Class R

This agreement, which supersedes any prior voluntary distribution fee waiver or reimbursement arrangements for the Funds may, at SSGM's option, continue after the date set forth above, but may be revised or eliminated at any time thereafter without notice. If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

STATE STREET GLOBAL MARKETS LLC


By: Greg Ehret

Its: VICE PRESIDENT


Accepted and Agreed:

SSgA Funds, on behalf of the portfolios named above

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By:
   --------------------------------------
       Lynn L. Anderson

Its: President and Chairman of the Board